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                            CERTIFICATE OF CORRECTION
                                     OF THE
                RESTATED AND AMENDED CERTIFICATE OF INCORPORATION
                                       OF
                                  BIGMAR, INC.


        Bigmar, Inc., a Delaware corporation, pursuant to Section 103(f) of the General Corporation Law of the State of Delaware, does hereby certify:
        FIRST: That the Restated and Amended Certificate of Incorporation which was filed with the Secretary of State of Delaware on April 16, 1996 is an inaccurate record in certain respects of the nature of dealing with disposition of fractional shares and of the nature of the Stock Split.
        SECOND: That said Restated and Amended Certificate of Incorporation was inaccurate in that the second sentence of paragraph (d) of Article Fourth states: "No fractional shares shall be issued in connection with the foregoing reclassification and, in lieu thereof, the Company shall round all shares of Common Stock to the nearest whole number." and that the third paragraph thereof states "Effective at the close of business on such date, each certificate representing shares of Outstanding Common shall be deemed to represent the quotient of 1 divided by 2.105263 shares of Common Stock."
        THIRD: That the second sentence of paragraph (d) of Article Fourth in correct form should read as follows: "No fractional shares shall be issued, and the Corporation shall pay to such holder an amount of cash equal to the product of the fraction of a


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share of New  Common  Stock to which such  holder  otherwise  would be  entitled multiplied by the fair value of such share of New Common Stock as determined in good faith by the Board of Directors of the Corporation."
        FOURTH: That the third sentence of paragraph (d) of Article Fourth in correct form should read as follows: "Effective at the close of business on such date, each certificate representing shares of Outstanding Common shall be deemed to represent the quotient of the number of shares of Common Stock previously represented by such certificate divided by 2.105263."

        IN   WITNESS   WHEREOF,  Bigmar,  Inc.  has  caused  this Certificate of
Correction to be executed by John G. Tramontana, its President, and Chief Executive Officer, under its corporate seal this 28th day of May, 1996.



                                    BIGMAR, INC.


                                    By:_____________________________
                                       John G. Tramontana
                                       President and Chief Executive
                                       Officer




ATTEST:


- ----------------------------
Michael K. Medors
Secretary



[Corporate Seal]








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